Exhibit 10.7

AMENDMENT NUMBER ONE to be attached to and from a part of the Lease (which together with any amendments, modifications and extensions hereto are hereafter called the Lease), made the 18th day of February 1992:

	Between:	Spieker Properties L.P., a California limited partnership, successor- in-interest to Spieker-Singleton #87, Limited Partnership

And:		Metabolex, Inc., a Delaware Corporation

As Tenant

Regarding the Premises known as:

3872-3876 Bay Center Place, Hayward, California 94545

The Lease is hereby amended on the condition that Landlord and Tenant comply with all the provisions of the covenants and agreements contained in the Lease including the following which hereby serve to amend the Lease:

1.

Hazardous Material. Tenant shall (i) not cause any “Hazardous Material” (as hereinafter defined) to be released in or about the Premises by Tenant, its agents, employees, contractors or invitees in violation of applicable laws, rules, ordinances and permits. If Tenant breaches the obligations stated in the preceding sentence, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise during or after the Lease Term or extended term as a direct result of contamination caused by tenant. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or subdivision with jurisdiction over the cleanup. Without limiting the foregoing, if the release of any Hazardous Material on the Premises caused by Tenant results in any contamination on or about the Premises, which is required to be remediated by applicable laws; Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition required by government agencies with jurisdiction over the cleanup; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste, or any substance material or waste, which is or becomes regulated by any local governmental authority, the State of California or the United States Government. Upon expiration or earlier termination of this Lease, tenant shall duly execute and deliver to Landlord a certificate (the “Hazardous Waste Certificate”) in the form on Exhibit A attached hereto. In the event Tenant shall fail to so deliver the Hazardous Waste Certificate, such failure shall, without further notice or passage of time, constitute a default under the Lease and shall entitle Landlord to retain the entire security deposit held by Landlord, to be applied toward payment of the cost of assessing the presence of Hazardous Material on or about the Premises, and toward payment of all loss, cost, liability damage and expense actually incurred by Landlord arising as a result of such contamination Nothing contained herein shall be deemed or construed to limit the liability of Tenant to Landlord hereunder for the breach of any covenant of Tenant under this Paragraph. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease and Tenant’s surrender of the Premises to Landlord.

IN WITNESS WHEREOF, parties hereto have signed and sealed this Amendment Number One this 8 day of October, 1996.

“LANDLORD”

Spieker Properties, L.P. a California Limited Partnership

By:	Spieker Properties, Inc.
a Maryland Corporation

Its:	General Partner

By:	/s/ Peter H. Schnugg	Date:	10-8-96
Peter H. Schnugg
Senior Vice President

“TENANT:

Metabolex, Inc. a Delaware Corporation

By:	/s/ Illegible

Its:	President & CEO	Date:	Sept 23, 1996